Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/23/2018	Investors: Mike Flores, 630-623-3519
Media: Andrea Abate, 630-209-7121
McDONALD'S REPORTS THIRD QUARTER 2018 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2018.
“In addition to achieving 13 consecutive quarters of positive global comparable sales, we have made substantial progress modernising restaurants around the world, enhancing hospitality and elevating the experience for the millions of customers we serve every day. We remain confident that our strategy will drive long-term, profitable growth,” said McDonald's President and Chief Executive Officer Steve Easterbrook.
Third quarter highlights:

•	Global comparable sales increased 4.2%, reflecting positive comparable sales in all segments

•	Due to the impact of the Company's strategic refranchising initiative, consolidated revenues decreased 7% (5% in constant currencies)

•	Systemwide sales increased 5% in constant currencies

•
Consolidated operating income decreased 21% (20% in constant currencies), as a result of the comparison to a gain of approximately $850 million on the sale of the Company's businesses in China and Hong Kong in the prior year. Excluding the impact of the gain, as well as prior year restructuring and impairment charges, consolidated operating income increased 2% (4% in constant currencies)

•
Diluted earnings per share of $2.10 decreased 9% (7% in constant currencies). Excluding the impact of the prior year gain and restructuring and impairment charges, which totaled $0.56 per share, diluted earnings per share increased 19% (22% in constant currencies)

•
Returned $1.7 billion to shareholders through share repurchases and dividends. In addition, the Company announced a 15% increase in its quarterly dividend to $1.16 per share beginning in the fourth quarter, and increased the cash return to shareholder target for the 3-year period ending 2019 to about $25 billion

In the U.S., third quarter comparable sales increased 2.4%, driven by growth in average check resulting from both product mix shifts and menu price increases. Operating income for the quarter increased 3%, as higher franchised margin dollars and G&A savings were partly offset by lower Company-operated margin dollars.
In the International Lead segment, third quarter comparable sales increased 5.4%, reflecting positive results across all markets, primarily driven by the U.K., Australia and France. The segment's operating income was flat (increased 3% in constant currencies), as sales-driven improvements in franchised margin dollars were mostly offset by the comparison to a prior year gain on the strategic sale of property in Australia.
In the High Growth segment, third quarter comparable sales increased 4.6%, led by strong performance in Italy and the Netherlands, and positive results across most of the segment. The segment's prior year operating income included a gain of approximately $850 million related to the sale of the Company's businesses in China and Hong Kong, partly offset by unrelated impairment charges. Excluding these items, the segment's operating income decreased 5% (1% in constant currencies) due to the impact of refranchising.
In the Foundational markets, third quarter comparable sales increased 6.0%, reflecting positive sales performance in Japan and across all geographic regions. The segment's operating income increased 6% (12% in constant currencies), fueled by sales-driven improvements in franchised margin dollars.
Steve Easterbrook concluded, “We are intensely focused on providing our customers with great experiences at McDonald’s by running great restaurants and executing our delivery, digital, and Experience of the Future initiatives at a high level.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,369.4	$5,754.6	(7)%	(5)%	$15,862.2	$17,480.2	(9)%	(11)%
Operating income	2,417.7	3,079.4	(21)	(20)	6,823.1	7,408.5	(8)	(10)
Net income	1,637.3	1,883.7	(13)	(11)	4,509.0	4,493.6	0	(1)
Earnings per share-diluted	$2.10	$2.32	(9)%	(7)%	$5.72	$5.48	4%	3%
Results for the quarter and nine months 2017 reflected a pre-tax gain of approximately $850 million on the sale of the Company's businesses in China and Hong Kong, partly offset by $111 million of unrelated impairment charges, for a net benefit of $0.56 and $0.52 per share, respectively. Results for the nine months 2018 included pre-tax strategic restructuring charges of $94 million, or $0.09 per share (of which $85 million relates to the restructuring of the U.S. business).
Excluding the above items, net income for the quarter increased 14% (17% in constant currencies) and diluted earnings per share increased 19% (22% in constant currencies), and for the nine months net income increased 13% (11% in constant currencies) and diluted earnings per share increased 17% (15% in constant currencies). Results for the quarter and nine months reflected an increase in sales-driven franchised margin dollars and a lower effective tax rate, partly offset by lower Company-operated margin dollars due to the impact of refranchising.
Foreign currency translation had a negative impact of $0.05 on diluted earnings per share for the quarter and a positive impact of $0.09 for the nine months.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as adjustments to the provisional amounts recorded in December 2017 under the Tax Cuts and Jobs Act of 2017, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2018.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on October 23, 2018. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in over 100 countries. Over 90% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on October 23, 2018. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2018	2017	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,511.0	$3,064.3	$(553.3)	(18)%
Revenues from franchised restaurants	2,858.4	2,690.3	168.1	6

TOTAL REVENUES	5,369.4	5,754.6	(385.2)	(7)

Operating costs and expenses
Company-operated restaurant expenses	2,047.9	2,479.8	(431.9)	(17)
Franchised restaurants-occupancy expenses	499.4	457.3	42.1	9
Selling, general & administrative expenses	515.2	567.0	(51.8)	(9)
Other operating (income) expense, net	(110.8)	(828.9)	718.1	87
Total operating costs and expenses	2,951.7	2,675.2	276.5	10

OPERATING INCOME	2,417.7	3,079.4	(661.7)	(21)

Interest expense	250.1	236.7	13.4	6
Nonoperating (income) expense, net	8.9	23.2	(14.3)	(62)

Income before provision for income taxes	2,158.7	2,819.5	(660.8)	(23)
Provision for income taxes	521.4	935.8	(414.4)	(44)

NET INCOME	$1,637.3	$1,883.7	$(246.4)	(13)%

EARNINGS PER SHARE-DILUTED	$2.10	$2.32	$(0.22)	(9)%

Weighted average shares outstanding-diluted	779.6	813.5	(33.9)	(4)%

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2018	2017	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$7,641.5	$10,045.8	$(2,404.3)	(24)%
Revenues from franchised restaurants	8,220.7	7,434.4	786.3	11

TOTAL REVENUES	15,862.2	17,480.2	(1,618.0)	(9)

Operating costs and expenses
Company-operated restaurant expenses	6,309.3	8,199.5	(1,890.2)	(23)
Franchised restaurants—occupancy expenses	1,463.6	1,325.4	138.2	10
Selling, general & administrative expenses	1,590.4	1,613.7	(23.3)	(1)
Other operating (income) expense, net	(324.2)	(1,066.9)	742.7	70
Total operating costs and expenses	9,039.1	10,071.7	(1,032.6)	(10)

OPERATING INCOME	6,823.1	7,408.5	(585.4)	(8)

Interest expense	727.1	686.2	40.9	6
Nonoperating (income) expense, net	31.3	33.9	(2.6)	(8)

Income before provision for income taxes	6,064.7	6,688.4	(623.7)	(9)
Provision for income taxes	1,555.7	2,194.8	(639.1)	(29)

NET INCOME	$4,509.0	$4,493.6	$15.4	0%

EARNINGS PER SHARE-DILUTED	$5.72	$5.48	$0.24	4%

Weighted average shares outstanding-diluted	788.5	819.4	(30.9)	(4)%